   As Filed with the Securities and Exchange Commission on December 20, 1995

                            SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT
                                    OF 1934


Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  ECOGEN INC.
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                                  ECOGEN INC.
                           2005 CABOT BOULEVARD WEST
                       LANGHORNE, PENNSYLVANIA 19047-1810
                                 (215) 757-1590

                           --------------------------

                               DECEMBER 15, 1995

Dear Stockholder:

          We have recently completed fiscal year 1995, and I will be writing to you shortly regarding the progress our Company has made in the last twelve months. This letter, however, is for the specific purpose of addressing a very important issue that is now before our Company.

          On January 29, 1996 there will be a Special Meeting of the Stockholders to consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation (the "Amendment") which will effect a one-for-five reverse stock split (the "Reverse Split") of the outstanding shares of Common Stock of the Company. By this letter, I am personally requesting each stockholder to vote.

          THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE AMENDMENT TO EFFECT THE REVERSE SPLIT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND STRONGLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

          We believe the proposed Amendment is critical to the Company's continued growth and development. The Reverse Split is expected to enhance the marketability and acceptance of the Company's Common Stock in financial markets. In addition, the Reverse Split will result in an increase in the number of unissued shares of Common Stock available for issuance in the future for strategic alliances, business combinations, equity offerings and other business opportunities. In particular, the proposed increase in unissued Shares will enable the Company to obtain additional capital resources to pursue the commercialization of the Company's technology, including the completion of the sale of $10 million of the Company's Common Stock to Monsanto Company as part of the recently announced strategic alliance to jointly develop the Company's proprietary Bt technology. Presently, the Company does not have sufficient shares of Common Stock available to receive all of the funding being offered to the Company by Monsanto and your approval of the Reverse Split is important because it will permit the Company to sell the entire $10 million of Common Stock to Monsanto at a price of no less than $2.12 per share on a pre-Reverse Split basis (or $10.60 per share on a post-Reverse Split basis).

          The approval of a majority of the outstanding shares of Common Stock and Series B Convertible Preferred Stock, voting together as a single class, is necessary to approve the Amendment. I ask that you please complete, date, sign and return the accompanying proxy card in the enclosed prepaid return envelope whether or not you plan to attend the Special Meeting. If you attend the Special Meeting, you may vote in person whether or not you have previously returned your proxy.

          Information concerning the proposed Amendment is contained in the attached Notice of Special Meeting of Stockholders and Proxy Statement, and I encourage you to give these materials your careful attention and consideration.

          Thank you for your continued support of our Company. With the approval of the Amendment, I believe Ecogen will be well positioned for a prosperous future.

                                             Sincerely,



                                             James P. Reilly, Jr.
                                             Chairman and
                                             Chief Executive Officer

                                  ECOGEN INC.
                           2005 CABOT BOULEVARD WEST
                         LANGHORNE, PENNSYLVANIA 19047
                                 (215) 757-1590

                            -----------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON JANUARY 29, 1996

                            -----------------------


TO THE STOCKHOLDERS OF ECOGEN INC.:

          NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Ecogen Inc., a Delaware corporation (the "Company"), will be held at The Sheraton, Bucks County Hotel, 400 Oxford Valley Road, Langhorne, Pennsylvania, on Monday, January 29, 1996, at 3:00 p.m., local time, for the following purposes:

          1. To consider and vote upon a proposal to approve an amendment to the Restated Certificate of Incorporation of the Company (the "Amendment") which will effect a reverse stock split (the "Reverse Split") of the Company's outstanding shares of Common Stock on the basis of one new share of Common Stock for each five outstanding shares of Common Stock.

          2. To transact such other business as may properly come before the Special Meeting.

          The Board of Directors has fixed the close of business on December 11, 1995 as the record date, and only holders of record of Common Stock and Series B Convertible Preferred Stock of the Company at the close of business on that date are entitled to notice of and to vote (together as a single class) at the Special Meeting, and any adjournment or postponement thereof.

          A form of proxy and a proxy statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany this notice.

          We invite all stockholders to attend the Special Meeting in person. HOWEVER, TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AND VOTED IN ACCORDANCE WITH YOUR WISHES AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE. If you attend the meeting, you may vote in person even though you have sent in your proxy.

                                        By Order of the Board of Directors,



                                        Richard A. Deak
Langhorne, Pennsylvania                 Secretary
December 15, 1995

                                  ECOGEN INC.
                           2005 CABOT BOULEVARD WEST
                         LANGHORNE, PENNSYLVANIA 19047


                                PROXY STATEMENT
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 29, 1996


INTRODUCTION

          This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ecogen Inc. (the "Company") for use at the Special Meeting of Stockholders to be held on January 29, 1996 and any adjournment or postponement thereof (the "Special Meeting"). This Proxy Statement and the accompanying proxy are first being mailed on or after December 15, 1995 to holders of record at the close of business on December 11, 1995 (the "Record Date") of the Company's outstanding shares of Common Stock, par value $.01 per share (the "Common Stock") and Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock").

VOTING

          Only holders of record of the Common Stock and Series B Preferred Stock as of the close of business on the Record Date will be entitled to notice of and to vote (together as a single class) at the Special Meeting or any adjournment or postponement thereof.

          Holders of Common Stock and Series B Preferred Stock are entitled to one vote per share on any matter which may properly come before the Special Meeting. The presence in person or by properly executed proxy of the holders of a majority of the outstanding combined number of shares of Common Stock Series B Preferred Stock is necessary to constitute a quorum and to permit action to be taken by the stockholders at the Special Meeting.

          The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock and Series B Preferred Stock voting together as a single class is required to approve the Amendment to effect the Reverse Split (defined below). Under the Company's bylaws and Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will have the same effect as votes against the proposed Amendment to effect the Reverse Split. Broker non-votes, however, will be treated as unvoted for purposes of determining whether a proposal is approved and will not be counted as votes either for or against such proposal.

          All shares of Common Stock and Series B Preferred Stock that are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the Amendment to effect the Reverse Split.

ADJOURNMENT

          In the event that a quorum is not present at the time the Special Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Special Meeting with or without a vote of the stockholders. If the Company proposes to adjourn the Special Meeting by a vote of the stockholders, the persons named in the enclosed form of proxy will vote all shares of Common Stock and Series B Preferred Stock for which they have voting authority in favor of such adjournment.

REVOCABILITY OF PROXY

          Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (a) giving written notice of revocation to the Secretary of the Company at or before the Special Meeting, (b) duly executing a subsequent proxy relating to the same shares of Stock and delivering it to the Secretary of the Company at or before the Special Meeting, or (c) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

SOLICITATION

          The Company will bear the cost of the proxy solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock and Series B Preferred Stock of whom they have knowledge, and may reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for such purpose, may solicit proxies, without additional compensation therefor, by personal interview, mail, telephone and other means. The Company may also engage and pay the costs of an independent proxy solicitation firm to solicit proxies for the Special Meeting.


            APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF
              INCORPORATION TO EFFECT A ONE-FOR-FIVE REVERSE STOCK
                SPLIT OF THE COMPANY'S OUTSTANDING COMMON STOCK


GENERAL SUMMARY

          The Board of Directors of the Company has unanimously approved, subject to stockholder approval, a proposed amendment to the Company's Restated Certificate of Incorporation (the "Amendment") which will effect a one-for-five reverse stock split (the "Reverse Split") of the Company's outstanding shares of Common Stock. On December 8, 1995, the Company had 42,000,000 shares of authorized Common Stock of which approximately 29,996,000 shares were issued and outstanding and approximately 10,251,000 shares were reserved for issuance pursuant to outstanding options, warrants, convertible preferred stock and other securities. Thus, at December 8, 1995 the Company had only approximately 1,753,000 authorized shares of Common Stock unissued and not reserved for issuance. Had the Amendment to effect the Reverse Split been approved and effective as of December 8, 1995, the Company would have had 42,000,000 authorized shares of Common Stock, approximately 8,049,000 shares of Common Stock issued and outstanding or reserved for issuance and approximately 33,951,000 authorized shares of Common Stock unissued and not reserved for any purpose.

          The authorized number of shares of the Company's Preferred Stock, $.01 par value per share (the "Preferred Stock") will remain unchanged at 7,500,000 shares. The number of issued and outstanding shares of Preferred Stock, which as of December 8, 1995 consisted of 23,334 shares of Series B Convertible Preferred Stock and 122,000 shares of Series C Convertible Preferred Stock (collectively, the "Convertible Preferred Stock"), will also be unchanged.

          The complete text of the proposed Amendment is set forth in Exhibit A to this Proxy Statement. The final text of the Amendment is subject to change in order to meet the requirements as to form that may be requested or required by the Secretary of State's Office of the State of Delaware.

          If the requisite approval by the Company's stockholders is obtained, the Amendment to effect the Reverse Split will be effective upon the close of business on the date of filing of the Amendment with the Delaware Secretary of State (currently scheduled to occur on January 29, 1996). Each certificate representing shares of Common Stock outstanding immediately prior to the Reverse Split (the "Old Shares") will be deemed automatically, without any action-on the part of the stockholders, to represent one-fifth the number of shares of Common Stock after the Reverse Split (the "New Shares"). A stockholder's proportionate ownership interest in the Company will remain unchanged by the Reverse Split. The New Shares issued pursuant to the Reverse Split will be fully paid and nonassessable. The voting and other rights of the Common Stock will not be altered by the Amendment or the Reverse Split.

          No fractional New Shares will be issued as a result of the Reverse Split. In lieu thereof, each stockholder whose Old Shares are not evenly divisible by five will receive one additional New Share for the fractional New Share that such stockholder would otherwise be entitled to receive as a result of the Reverse Split. When the Reverse Split becomes effective, stockholders will be asked to surrender certificates representing Old Shares in accordance with the procedures set forth in a letter of transmittal to be sent by the Company. Upon such surrender, a certificate representing the New Shares will be issued and forwarded to the stockholders; however, each certificate representing Old Shares will continue to be valid and represent New Shares equal to one-fifth the number of Old Shares (plus one additional New Share where such Old Shares are not evenly divisible by five). Persons who hold their shares in brokerage accounts or "street name" will not be required to take any further actions to effect the exchange of their certificates.

          The "Designated Price" and the "Original Issuance Market Price" in effect for each series of Convertible Preferred Stock immediately prior to the Reverse Split shall be proportionately increased upon effectiveness of the Reverse Split and the number of shares of Common Stock issuable upon conversion thereof shall be proportionately reduced on a five-for-one basis. Holders of Preferred Stock are not required to take any action with respect to their certificates.

                          PURPOSE OF THE REVERSE SPLIT

SUMMARY

          Upon the effectiveness of the Amendment, the number of authorized shares of Common Stock unissued and not reserved for issuance will increase from approximately 1,753,000 to approximately 33,951,000 shares. The Board of Directors believes that an increase in the authorized number of shares of Common Stock available for issuance is essential to the Company's continued growth and development. The Reverse Split is expected to enhance the marketability and acceptance of the Company's Common Stock in financial markets. In addition, the Reverse Split will result in an increase in the number of unissued shares of Common Stock available for issuance in the future for business combinations, strategic alliances, equity offerings and other business opportunities.

          In particular, the proposed increase in unissued Shares will enable the Company to obtain additional capital resources to pursue the commercialization of the Company's technology, including the completion of the sale of $10 million of the Company's Common Stock to Monsanto Company as part of the recently announced strategic alliance to jointly develop the Company's proprietary Bt technology described below. Presently, the Company does not have sufficient shares of Common Stock available to receive all of the funding being offered to the Company by Monsanto and your approval of the Reverse Split is important because it will permit the Company to sell the entire $10 million of Common Stock to Monsanto at a price no less than $2.12 per share on a pre-Reverse Split basis (or $10.60 per share on a post-Reverse Split basis).

MONSANTO TRANSACTION

          In November 1995, the Company entered into a letter of intent (the "Letter of Intent") with Monsanto Company ("Monsanto") for a proposed equity investment, purchase of technology and joint research and development arrangements relating to the Company's proprietary Bacillus thuringensis ("Bt") technology for in plant applications (collectively, the "Monsanto Transaction"). The proposed transactions contemplated by the Monsanto Transaction include (a) the acquisition by Monsanto of certain rights in the Company's Bt technology, (b) the sale by the Company to Monsanto of Common Stock for an aggregate purchase price of $10,000,000 in cash (the "Common Stock Sale"), and (c) a research and development collaboration arrangement with Monsanto for the further development of the Company's Bt gene library. The Monsanto Transaction is subject to the negotiation and completion of definitive agreements for each of its components and is expected to be completed in early 1996. Concurrently with the execution and delivery of the Letter of Intent, Monsanto made a one-year loan of $1,000,000 to the Company which loan may be increased to $2,000,000 upon the occurrence of certain events. The amount of the outstanding loan will be credited against the initial payment to be made by Monsanto to the Company under the proposed research and development arrangements when completed. As part of the initial $1,000,000 loan, the Company issued to Monsanto a warrant to purchase 2,000,000 shares of Common Stock (the "Monsanto Warrant"). The Monsanto Warrant may be exercised upon the occurrence of certain events within one year of the Letter of Intent at an exercise price of $1.175 per share, which is equal to the average of the closing sale prices of the Company's Common Stock for the ten trading days prior to the signing of the Letter of Intent. The Monsanto Warrant expires upon the completion of the Monsanto Transaction.

          Under the terms of the Common Stock Sale, Monsanto will purchase $10 million of the Company's Common Stock. The price per share to be paid by Monsanto in cash will be the greater of (a) $2.12 per share or (b) 85% of the average closing price of the Common Stock for the 60 days prior to closing. Based upon the $2.12 price per share (which is the lowest price to be paid), approximately 4,700,000 shares of Common Stock would be needed for issuance to Monsanto for the Company to obtain the entire $10 million being offered. The Company had only approximately 1,753,000 shares available for issuance at December 8, 1995. The definitive agreement for the Common Stock Sale, which is currently being negotiated, is expected to contain provisions for (a) continued ownership by Monsanto of its ownership position during the term of the research and development agreement to be entered into as part of the Monsanto Transaction, (b) during the first three years following the closing, an agreement by Monsanto not to acquire more than 25% of the Company's voting stock without the Company's consent and (c) the grant of registration rights to Monsanto for its shares.

          After giving effect to the Reverse Split, the Company will issue and sell up to approximately 940,000 shares of Common Stock to Monsanto in the proposed transaction (based upon a $10.60 price per share on a post-Reverse Split basis). Upon consummation of the Common Stock Sale, Monsanto will own approximately 13.6% of the total number of shares of Common Stock outstanding, and the aggregate voting power of the remaining stockholders will be reduced proportionately. Under the proposed terms of the definitive agreement for the Common Stock Sale, Monsanto will not be permitted to acquire more than 25% of the Company's voting stock without the Company's consent for a period of three years following the closing. The purchase by Monsanto of additional shares of Common Stock up to the 25% maximum amount would cause a further increase in Monsanto's voting power, resulting in a proportionate reduction in the voting power of the other stcokholders of the Company. However, the proposed sale of shares to Monsanto will result in an increase in the tangible net book value per share of the Company and, accordingly, the sale will not have a dilutive effect on the economic position of exisiting stockholders.

          The proceeds from the sale of Common Stock to Monsanto will provide the Company with much needed working capital to pursue the commercialization of its technology.

BACKGROUND AND REASONS

          The Board of Directors believes that the Amendment to effect the Reverse Split is desirable for several additional reasons. During the fall of 1994, the Company's principal shareholder was forced to release and sell into the public markets over nine million shares of Common Stock. The release of these shares overwhelmed the financial market for the Company's shares, causing a precipitous decline in market value. In January 1995, the Company issued an additional 4.1 million shares of Common Stock in connection with the successful acquisition of 70% of Ecogen Technologies I Incorporated, thereby solidifying the Company's control over its core technologies. From January 1, 1995 through November 30, 1995 the closing sales price of the Common Stock has ranged from $0.75 to $3.75 per share. The Reverse Split will have the effect of reducing the number of outstanding shares of Common Stock without effecting any material change in the proportionate ownership interest of Common Stockholders in the Company. The Board believes that the Reverse Split may increase the trading price for shares of Common Stock on the Nasdaq National Market and thereby enhance the acceptability of the Common Stock by institutional investors (many of whom will not invest in securities which trade at a price of under $5 per share), and the financial community and the investing public at large.

          A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that make the trading of lower priced stocks economically unattractive to brokers. In addition, the structure of trading commissions also tends to have an adverse impact upon investors in lower priced securities because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue. The proposed Reverse Split should result in a price level for the Common Stock that will reduce, to some extent, the effect of these policies and practices of brokerage firms and diminish the adverse impact that minimum trading commissions may have on the market for the Company's Common Stock. The potential increase in price may also encourage new interest and additional trading in the Common Stock.

          However, there can be no assurance that the market price for the Common Stock will increase proportionately or at all as a result of the Reverse Split or that any of the other potentially favorable consequences of the Reverse Split will occur. Stockholders should note that the Board of Directors cannot predict what effect the Reverse Split will have on the market price of the Common Stock. The Company is aware that not all companies which have effected reverse stock splits have maintained their market capitalization after their reverse stock split.

EFFECT OF THE REVERSE SPLIT

          The Reverse Split will be effected by means of filing the Amendment with the Delaware Secretary of State. Assuming approval of the Reverse Split by the requisite vote of the stockholders at the Special Meeting, the Amendment will thereafter be filed with the Delaware Secretary of State as promptly as practicable and the Reverse Split will become effective as of 5:00 p.m Eastern Standard Time on the date of that filing (the "Effective Date"). After the Reverse Split, without any further action on the part of the Company or the stockholders, certificates representing Old Shares will thereafter represent New Shares equal to one-fifth of the number of Old Shares.

          The Company currently has authorized capital stock of 49,500,000 shares. The Reverse Split will not affect the number of authorized shares of Common Stock or Preferred Stock of the Company. The Reverse Split also will not effect the number of shares of Convertible Preferred Stock currently issued and outstanding.

          As of December 8, 1995, the number of issued and outstanding Old Shares was approximately 29,996,000. The following table illustrates the principal effects of the proposed Reverse Split and decrease in outstanding Common Stock assuming that no additional shares of Common Stock are issued prior to the Effective Date as a result of the exercise of any options or warrants or the conversion of any outstanding shares of Convertible Preferred Stock and without giving effect to fractional shares:

                                       Authorized       Authorized         Outstanding         Outstanding
                                        Prior to          After             Prior to             After
                                         Reverse         Reverse             Reverse            Reverse
                                        Split            Split              Split               Split
                                    ------------     -------------      --------------      --------------
Common Stock                           42,000,000       42,000,000          29,996,000           5,999,000
Series B Preferred Stock                   35,000           35,000              23,334              23,334
Series C Preferred Stock                  160,000          160,000             122,000             122,000
Preferred Stock                         7,500,000        7,500,000             145,334             145,334


          As of December 8, 1995, the Company had approximately 3,510,000 shares of Common Stock reserved for issuance pursuant to the Ecogen Inc. Stock Option Plan (the "Plan"), warrant agreements to purchase Common Stock (the "Warrants") between the Company and various third parties (the "Warrant Agreements"), the terms of the Convertible Preferred Stock and certain other outstanding options, warrants or rights for the purchase or issuance of shares of Common Stock. Under the terms of the Plan, the Warrant Agreements, the Convertible Preferred Stock and the other securities, the number of shares reserved for issuance will be reduced proportionately by a factor of five.

          The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and, as a result, the Company is subject to the periodic reporting and other requirement of the Exchange Act. The Common Stock is admitted for trading on the Nasdaq National Market. The number of holders of the Common Stock on the Record Date was 1,295. The Company does not anticipate that the Reverse Split will result in a significant reduction in the number of such holders. Accordingly, the Reverse Split is not expected to affect the registration of the Common Stock under the Exchange Act or its status as a Nasdaq National Market security.

FEDERAL INCOME TAX CONSEQUENCE OF THE REVERSE SPLIT

          The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. However, the Company believes that because the Reverse Split is not part of a plan to periodically increase a stockholder's proportionate interest in the assets or earnings and profits of the Company, the Reverse Split will have the following effects. The receipt of Common Stock in the Reverse Split should not result in any taxable gain or loss to stockholders for federal income tax purposes. If the Reverse Split is approved, the tax basis of Common Stock received as a result of the Reverse Split will be equal, in the aggregate, to the basis of the shares exchanged for the Common Stock. For tax purposes, the holding period of the shares immediately prior to the Effective Date will be included in the holding period of the Common Stock received as a result of the Reverse Split.

CERTIFICATES AND FRACTIONAL SHARES

          As soon as practicable after the Effective Date, the Company will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificate(s) representing such Old Shares to American Stock Transfer & Trust Company, the Company's exchange agent (the "Exchange Agent"). Upon proper completion and execution of the letter of transmittal and return thereof to the Exchange Agent, together with the certificate(s) representing Old Shares, a stockholder will be entitled to receive a certificate representing the number of New Shares into which his or her Old Shares have been reclassified and changed as a result of the Reverse Split.

          Stockholders should not submit any Common Stock certificates until requested to do so. No new certificate will be issued to a stockholder until he or she has surrendered his or her outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the Exchange Agent.

          No fractional New Shares will be issued as a result of the Reverse Split. In lieu thereof, each stockholder whose Old Shares are not evenly divisible by five will receive one additional New Share for the fractional New Share that such stockholder would otherwise be entitled to receive as a result of the Reverse Split. After the Reverse Split becomes effective, stockholders will be asked to surrender certificates representing Old Shares in accordance with the procedures set forth in a letter of transmittal to be sent by the Company. Upon such surrender, a certificate representing the New Shares will be issued and forwarded to the stockholders; however, each certificate representing Old Shares will continue to be valid and represent New Shares equal to one-fifth the number of Old Shares (plus one additional New Share where such Old Shares are not evenly divisible by five).

STATUTORY ACCOUNTING CONSEQUENCES

          The par value of the Common Stock will remain at $.01 per share following the Reverse Split, and the number of shares of Common Stock outstanding will be reduced. As a consequence, the aggregate par value of the outstanding Common Stock will be reduced, while the aggregate capital in excess of par value attributable to the outstanding Common Stock will be correspondingly increased for statutory accounting purposes under the Delaware
General Corporation Law.   Although it is currently expected that this increase
in capital in excess of par value will continue to be treated as capital for statutory accounting purposes, the Board of Directors of the Company has the authority to transfer some or all of such increased capital in excess of par value from its statutory capital account to surplus. The additional statutory surplus created thereby would then be available for general corporate purposes without further action by the stockholders. The Company currently has no plans to use any surplus so created.

MISCELLANEOUS

          The Board of Directors may abandon the proposed Amendment to effect the Reverse Split at any time before or after the Special Meeting and prior to the Effective Date if for any reason the Board of Directors deems it advisable to abandon the proposal. The Board of Directors may consider abandoning the proposed Amendment if it determines, in its sole discretion, that the Amendment would adversely affect the ability of the Company to raise capital or the liquidity of the Common Stock, among other things. In addition, the Board of Directors may make any and all changes to the Amendment that it deems necessary or appropriate to file the Amendment with the Delaware Secretary of State to give effect to the Amendment.

RECOMMENDATION AND VOTE

          The affirmative vote of a majority of the shares of Common Stock and Series B Preferred Stock outstanding on the Record Date, voting together as a single class, is required to approve the Amendment. The Board of Directors is of the opinion that the Amendment is advisable and in the best interests of the Company and recommends a vote FOR the approval of the Amendment. All proxies will be voted to approve the Amendment unless a contrary vote is indicated on the enclosed proxy card.

                                 OTHER BUSINESS

          The Board of Directors does not intend to present to the meeting any business other than the matters described in this proxy statement. If any other matter is presented to the meeting which under applicable proxy regulations need not be included in this proxy statement or which the Board of Directors did not know would be presented within a reasonable time before this solicitation, the persons named in the accompanying proxy will have discretionary authority to vote proxies with respect to such matter in accordance with their best judgment.

                             PRINCIPAL STOCKHOLDERS

          The following table sets forth information as of December 8, 1995, with respect to the beneficial ownership of the Company's Common Stock and Convertible Preferred Stock by all persons known by the Company to be the beneficial owners of more than 5% of its outstanding capital stock by each director, by each executive officer, and by all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of capital stock beneficially owned by them.

                                              Number of                          Percentage
                                              Shares of                              of
                                              Common                              Common
Name and Address (1)                            Stock  (10)                         Stock
----------------                              ---------                          -----------
John E. Davies (2)                              542,198                                1.8%

James P. Reilly, Jr. (3)                        328,333                                1.1%

Richard A. Deak (4)                              66,024                                   *

Mary E. Paetzold (5)                             75,000                                   *

Leigh English (6)                                27,900

Patrick Owen Burns (7)                           14,916                                   *

Jack D. Early (8)                                 9,954                                   *

Lowell N. Lewis (9)                              20,616                                   *

All executive officers                        1,084,941                                3.6%
and directors as a group
(eight persons) (2)(3)(4)
(5)(6)(8) and (9)

-----------------------------------------

*    Indicates amount is less than 1%.

(1) The addresses of all officers, directors and nominees for director of the Company listed above are in care of the Company. None of the officers or directors own any shares of Convertible Preferred Stock.

(2) Includes 170,444 shares held by Mr. Davies' wife. Mr. Davies disclaims beneficial ownership of these shares. Includes 302,708 shares which Mr. Davies has the right to acquire upon exercise of stock options under the Plan. Does not include 2,292 shares which Mr. Davies has the right to acquire upon exercise of stock options under the Plan which are not yet exercisable.

(3) Includes 313,333 shares which Mr. Reilly has the right to acquire upon exercise of stock options under the Plan. Does not include 51,667 shares which Mr. Reilly has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable.

(4) Includes 66,024 shares which Mr. Deak has the right to acquire upon exercise of stock options under the Plan. Does not include 38,976 shares which Mr. Deak has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable.

(5) Includes 75,000 shares which Ms. Paetzold has the right to acquire upon exercise of stock options under the Plan. Does not include 75,000 shares which Ms. Paetzold has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable.

(6) Includes 24,800 shares which Dr. English has the right to acquire upon the exercise of stock options under the Plan. Does not include 6,500 shares which Dr. English has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable.

(7) Includes 14,916 shares which Mr. Burns has the right to acquire upon the exercise of stock options under the Plan. Does not include 84 shares which Mr. Burns has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable.

(8) Includes 9,954 shares which Dr. Early has the right to acquire upon the exercise of stock options under the Plan. Does not include 84 shares which Dr. Early has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable.

(9) Includes 14,916 shares which Dr. Lewis has the right to acquire upon exercise of stock options under the Plan. Does not include 84 shares which Dr. Lewis has the right to acquire upon exercise of stock options under the Plan which are not presently exercisable.

(10) Includes and gives pro forma effect to stock options, warrants and shares of Convertible Preferred Stock, which are presently exercisable or convertible (as the case may be), held by executive officers and directors.

          STOCKHOLDER PROPOSALS FOR THE COMPANY'S 1996 ANNUAL MEETING

          The deadline has passed for the receipt of stockholder proposals for the Company's 1996 Annual Meeting of Stockholders which is expected to be held in March 1996. Stockholder proposals intended to be presented at the Company's 1997 Annual Meeting of Stockholders, which is expected to be held in March, 1997, are required to be received at the principal executive offices of the Company no later than October 1, 1996 for inclusion in the Company's proxy statement and form of proxy relating to such meeting.


                                   By Order of the Board of Directors

                                   Richard A. Deak
                                   Secretary

Dated:  December 15, 1995

                   PROXY FOR SPECIAL MEETING OF STOCKHOLDERS
          SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ECOGEN INC.

The undersigned, a Stockholder of ECOGEN INC., a Delaware corporation, (the "Company") hereby appoints James P. Reilly, Jr. and Mary E. Paetzold, and each of them, the proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Special Meeting of Stockholders of the Company, to be held on January 29, 1996, and any postponements or adjournments thereof (the "Special Meeting"), and, in connection herewith, to vote and represent all of the shares of the Company which the undersigned would be entitled to vote, as follows:

     1. To approve and adopt an amendment to the Company's Restated Certificate of Incorporation to effect a reverse stock split of the presently issued and outstanding shares of Common Stock, par value $.01 per share, of the Company (the "Common Stock") on the basis of one new share of Common Stock for each five issued and outstanding shares of Common Stock.

               FOR       AGAINST        ABSTAIN

               / /         / /            / /


     2. To transact such other business as may properly come before the Special Meeting.

               FOR       AGAINST        ABSTAIN

               / /         / /           / /

The undersigned hereby revokes all other proxies to vote at such Special Meeting, and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof.

This Proxy will be voted in accordance with the instructions set forth above. This Proxy will be treated as a GRANT OF AUTHORITY TO VOTE FOR the amendment to the Company's Restated Certificate of Incorporation, and as said proxy shall deem advisable on such other business as may come before the Special Meeting, unless otherwise directed.

The undersigned acknowledges receipt of a copy of the notice of Special Meeting and accompanying Proxy Statement dated December 15, 1995 relating to the Special Meeting.

                                   Date:


                                   ------------------------------------


                                   ------------------------------------
                                   Signature(s) of Stockholder(s)
                                   (See Instructions Below)

The signature(s) herein should correspond exactly with the name(s) of the Stockholder(s) appearing on the Stock Certificate. If stock is jointly held, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation name, please sign the full corporation name, and give title of signing officer.